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                                                                   EXHIBIT 3.1.1

                    PERFORMANCE ASSET MANAGEMENT CORPORATION
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

       Performance Asset Management Corporation, a corporation organized and existing pursuant to the provisions and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

       First: That the members of the Board of Directors of this corporation, by unanimous written consent of those members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of this corporation:

       RESOLVED, that the Certificate of Incorporation of this corporation shall be, and hereby is, amended by adding Article 8, Article 9, Article 10, Article 11 and Article 12 so that, as amended, those Articles shall be, and hereby are, as follows:

              8. All of any part of the shares of the preferred or common stock of this corporation may be issued by this corporation from time to time and for such consideration as may be determined and fixed by the Board of Directors of this corporation, as provided by law, with due regard to the interests of the existing shareholders of this corporation; and when such consideration has been received by this corporation, those shares shall be deemed fully paid and non-assessable.

                     The Board of Directors of this corporation is authorized,
              subject to limitations prescribed by law and the provisions of this article, to provide for the issuance of shares of the preferred stock of this corporation in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares of such preferred stock to be included in each such series, and to determine the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

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                     The authority of the Board of Directors with respect to
              each such series shall include, but not be limited to, determination of the following:

                     (a) The number of shares constituting that series and the
              distinctive designation of that series;

                     (b) The dividend rate, if any, for the shares of that
              series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends for shares of that series;

                     (c) Whether that series shall have voting rights, in
              addition to the voting rights provided by law, and, if so, the terms of those voting rights;

                     (d) Whether that series shall have conversion privileges,
              and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in those events as the Board of Directors shall determine;

                     (e) Whether or not the shares of that series shall be
              redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which those shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary in different conditions and at different redemption dates;

                     (f) Whether that series shall have a sinking fund for the
              redemption or purchase of shares of that series, and, if so, the terms and amount of that sinking fund;

                     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up this corporation, and the relative rights of priority, if any, for payment of shares of that series; and

                     (h) Any other relative rights, preferences and limitations of that series.

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              9. In the event that a person becomes a "Controlling Person", as defined herein, and seeks to implement a "Business Combination" of the Company with such person, there shall be a special vote, in addition to whatever other vote may be required, of two-thirds of the outstanding Common Shares not held by the Controlling Person in order to approve any such transaction. This special vote will not be required, however, if a "Minimum Price Per Share" is to be paid to those holders of Common Shares who do not vote in favor of the Business Combination and whose proprietary interest will be terminated in connection with such Business Combination and a proxy statement is distributed for purposes of soliciting Shareholder approval of the Business Combination. This special vote will also not be required if the then current Board of Directors, by a vote of at least two-thirds of the directors then in office, approves the proposed Business Combination as being in the best interests of the Company.

                     A Controlling Person is defined as any person who
              "Beneficially Owns" more than 10% of the Company's Common Shares. "Beneficially Owns" is defined broadly to include all forms of ownership and all types of arrangements that give a person, either directly or indirectly, actual or potential voting rights or investment decision authority with respect to the Company's common shares.

                     "Business Combination" includes virtually every transaction between a Controlling Person (and certain affiliates and associates) and the Company (or a subsidiary of the Company) which would involve a combination of the business operations or assets of such persons. The phrase also encompasses reclassifications and recapitalizations involving the Company's Common Shares while a person is a Controlling Person.

                     "Minimum Price Per Share" is defined as the higher of (i)
              the highest gross per share price paid or agreed to be paid within three years of the record date for the Business Combination to acquire any Common Share of the Company Beneficially Owned by a Controlling Person, or (ii) the highest per share market price of the Common Shares during such three-year period.

                     This Article Nine cannot be amended, altered, changed or
              repealed in any respect without the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares that are not owned by a Controlling Person. This Article Nine is intended to prevent unfair pricing or other tactics that might occur if a person in control of the Company

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              negotiates a Business Combination with the Company. Under such circumstances, a Controlling Person could in effect control both sides of the negotiation. This Article Nine is meant to require the Controlling Person to either negotiate directly with the Company's Board of Directors and obtain the Board's approval or to offer a fair price to all Shareholders.

              10. If, at any time, a proposal is made that the Company enter into a merger or consolidation with any other corporation (other than a direct or indirect wholly-owned subsidiary of the Company), or sell or otherwise dispose of all or substantially all of its assets or business in one transaction or a series of transactions, or liquidate or dissolve, the affirmative vote of the holders of not less than two-thirds of the outstanding voting shares of the Company will be required for the approval of such proposal.

                     The foregoing does not apply to any such merger,
              consolidation, sale, disposition, liquidation or dissolution which is approved by resolution of two-thirds of the directors of the Company then in office, if the majority of the members of the Board of Directors adopting such resolution were members of the Board of Directors prior to the public announcement of the proposed merger, consolidation, sale, disposition, dissolution or liquidation and prior to the public announcement of any transaction relating to such merger, consolidation, sale, disposition, dissolution or liquidation. If such approval is granted, then such transaction will only require such additional approval, if any, as is otherwise required under the other Articles of the Certificate of Incorporation and under law.

              11. Any "Control Share Acquisition" of shares of the Company can only be made with the prior approval of the Company's Shareholders. A "Control Share Acquisition" is defined as any acquisition of shares of the Company that, when added to all other shares of the Company owned by the acquiror, would entitle the acquiror to exercise levels of voting power in the following ranges: one fifth or more but less than one third, one third or more but less than a majority, and a majority.

                     The acquiror may make the proposed Control Share
              Acquisition only if both of the following occur: (i) the Shareholders of the Company authorize the acquisition by an affirmative vote of (a) a majority of the voting power of the Company represented at the meeting in person or by proxy and (b) a majority of the portion of such voting power, excluding the voting power of Shares that may be voted by the acquiror, by any officer of the corporation elected or appointed by the directors, and by any

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              employee of the Company who is also a director; and (ii) the proposed Control Share Acquisition is consummated no later than 360 days following the Shareholders' authorization of the control share acquisition.

                     This Article Eleven does not apply to an acquisition of
              Shares by any Shareholder or group of Shareholders who were holders of Common Shares immediately after the Merger or to any acquisition of Shares by certain affiliates of any such Shareholder or group of Shareholders. This Article Eleven will begin to apply to such Shareholders and affiliates, however, from and after the point at which they collectively own less than 25% of the Company's outstanding voting shares.

              12. No person owning 10% or more of the Company's outstanding voting shares ("Interested Shareholder") may engage in any "Interested Shareholder Transaction" (generally, a merger, consolidation, sale, lease or other disposition of substantial assets either by the Company to the Interested Shareholder or vice versa, including certain reclassifications of the Company's Shares, or a loan or other financial benefit to the interested Shareholder not shared pro rata with other Shareholders) with the Company for three years following the date that person became an Interested Shareholder unless (i) before that person became an Interested Shareholder, the Board of Directors of the Company approved the transaction in which the Interested Shareholder became an Interested Shareholder or (ii) the Board approves the Interested Shareholder Transaction.

                     This Article Twelve does not apply to an acquisition of
              Shares by any shareholder or group of shareholders who were holders of Common Shares immediately after the Merger or to any acquisition of Shares by certain affiliates of any such shareholder or group of shareholders. This Article Twelve will begin to apply to such shareholders and affiliates, however, from and after the point at which they collectively own less than 25% of the Company's outstanding voting shares.

                     This Article Twelve cannot be amended, altered, changed or repealed in any respect without the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares that are not owned by the Interested Shareholder.

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       Second: The holders of a majority of the issued and outstanding shares of common stock of this corporation, which are the only shares entitled to a vote regarding the amendment specified by this Certificate, approved such amendment at the annual meeting of the shareholders of this corporation, which meeting was held on June 30, 1997.

       Third: That the amendment specified by this Certificate was duly adopted in accordance with the applicable provisions of Section 242 of Title 8 of the Delaware Code of 1953.

       IN WITNESS WHEREOF, Performance Asset Management Company has caused its corporate seal to be affixed to this Certificate, and this Certificate to be signed by Vincent Galewick, its Chairman of the Board and its Secretary, this 30th day of June, 1997.

                                         PERFORMANCE ASSET
                                         MANAGEMENT CORPORATION


                                         By:
                                                --------------------------------
                                                Vincent Galewick
                                                Chairman of the Board/Secretary

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